THE GLENMEDE FUND, INC.
Registration No. 811-5577
FORM N-SAR
Semi-Annual Period Ended April 30, 2007

SUB-ITEM 77C:  Submission of matters to a vote of security holders.

Pursuant to a Consent of Sole Shareholder of the Total Market Long/Short Portfolio dated December 21, 2006, The Glenmede Trust Company, N.A., as sole shareholder, approved the following matter with regards to the Total Market Long/Short Portfolio: the form, terms and provisions of the Investment Advisory Agreement between The Glenmede Fund, Inc. and Glenmede Advisers, Inc.

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